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                                                                   Exhibit 10.25

                        INTERNETSTUDIOS.COM U.K. LIMITED

                                SERVICE AGREEMENT

          THIS SERVICE AGREEMENT ("Agreement"), is made effective as of February 1, 2000, by and between InternetStudios.com U.K. Limited, a company of 167 Wardour Street, London registered in England with registered number 3929288 (the "Company"), and Aline Perry ("Executive") and InternetStudios.com, Inc. , a Nevada corporation (the "Corporation").

          The parties hereby agree as follows:

     1. EMPLOYMENT; TERM.

          (a) The Company hereby employs Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder (the "Employment Period") commenced on 1 February 2000 (the "Effective Date") and shall continue for a period of two (2) years from and after the Effective Date until 31 January 2002, unless sooner terminated as hereinafter provided.

          (b) The date of commencement of Executive's continuous employment with the Company is February 1, 2000.

          (c) Executive hereby agrees that any right she may have to a redundancy payment under the Employment Rights Act 1996 as amended shall not apply in relation to a dismissal arising by virtue of the non-renewal of the Employment Period.

     2. DUTIES.

          (a) During the Employment Period, Executive shall serve as the President of the Company (or in such other capacity as is mutually agreed upon from time to time), with the duties and, subject to the terms of this Agreement, powers, customarily associated with such position. Executive shall report directly to the Board of Directors of the Company (the "Board"). Executive shall faithfully perform for the Company the duties of Executive's office and such other duties as may be designated from time to time by the Board of Directors of the Company consistent with Executive's position as the President of the Company (or in such other capacity as is mutually agreed upon from time to time) and shall use her best endeavours to promote the interests of the Company and the Group (where "Group" means the Corporation and any subsidiary or subsidiaries for the time being of the Corporation, subsidiary having the meaning assigned to it by Section 736 of the Companies Act 1985 as amended). Subject to Section 2(e) below, Executive shall devote substantially all of Executive's business time and effort to the performance of Executive's duties to the Company hereunder.

          (b) Executive shall also be appointed to the Management Committee of the Corporation once such committee is formed and shall serve on such committee and if mutually agreed upon from time to time shall accept other offices and/or perform other

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services for the Company within the Group in addition to those services which she is required to perform for the Company.

          (c) Executive shall be based at the Company's offices in 167 Wardour Street, London or at such other location within Greater London as the Company shall decide from time to time. In view of the nature of Executive's role, Executive shall also be required to travel extensively both within the UK and overseas in the performance of her duties.

          (d) The Company shall be entitled, for the period of up to a maximum of six consecutive months prior to the expiry of the Employment Period, to direct Executive to perform no duties and to direct that Executive shall not enter or remain on any premises of the Company and/or of any other Company within the Group and any such direction may be given subject to any condition which the Board in its discretion shall determine.

          (e) Notwithstanding anything to the contrary contained in Section 2(a) above, Executive shall be permitted to engage in the management of Executive's personal investments and affairs, provided that such activities do not, individually or in the aggregate, materially interfere or conflict with Executive's duties and responsibilities to the Company, as determined by the Board.

     3. COMPENSATION.

          (a) The Company shall pay to Executive an initial salary at an annual rate of US$250,000. The salary payable pursuant to this Section 3 (the "Base Salary") shall be payable in accordance with the Company's payroll practices, as in effect from time to time. The Company's current practice is to pay the Base Salary monthly in arrears on or around the last working day of each calendar month. The Base Salary shall be subject to a review at the conclusion of each year of the term of this Agreement by the compensation committee of the Company appointed by the Board from time to time (the "Compensation Committee") and, as a result thereof, may be increased (but not decreased) at the sole discretion of the Compensation Committee.

          (b) Subject to the following conditions, Executive shall be entitled to receive a bonus of $50,000 upon completion of a second round of financing for the Corporation. The conditions for payment of such bonus are that such financing shall be in excess of US$15 million, that it is completed by the end of the second calendar quarter in 2000 and that Executive continues to be employed by the Company pursuant to this Agreement and has not served notice to terminate her employment by the completion of such round of financing.

          (c) Executive shall also be entitled to participate in any profit sharing or bonus plan established for senior management of the Corporation. Participation in such plan will be subject to and in accordance with the rules of the plan from time to time in force.

          (d) The Company shall be entitled pursuant to Part II of the Employment Rights Act 1996 (as amended), at any time during the Employment Period and upon its


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termination (howsoever arising), to deduct from the Base Salary and/or any bonus or profit sharing payments and/or the car allowance and/or any other sums due to Executive under this Agreement, any sums owed by Executive to the Company.


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     4. STOCK OPTION GRANT.

          (a) Promptly following the execution of this Agreement the Corporation will grant Executive pursuant to the Corporation's 1999 Stock Incentive Plan (U.S.) or 1999 Stock Incentive Plan (Non-U.S.) (the "Plans"), as applicable, a stock option (the "Option") to purchase 50,000 ordinary shares of the Corporation, subject to and in accordance with the terms and conditions of the relevant Plan and those stated in the stock option agreement relating thereto at an exercise price of US$5.00 per share.

          (b) Executive shall also be entitled to participate in the Corporation's employee stock incentive program at a level consistent with the other key executives of the Corporation, subject to the discretion of the board of directors of the Corporation or its duly appointed Option Committee. If Executive is granted participation in any employee stock incentive program otherwise than as set out in Section 4(a), any such participation shall be subject to and in accordance with the terms of such incentive program. Any extinction or curtailment of any rights or benefits under such incentive program by reason of any transfer of her employment or its termination, howsoever arising, shall not form part of any claim for damages for breach of this Agreement or compensation for unfair dismissal and the effect of any such transfer, suspension or termination on Executive's rights or benefits under such incentive program shall be determined in accordance with the rules, terms and conditions of the stock incentive program and not in accordance with the provisions (other than this Section) of this Agreement.

     5. EXPENSES; BENEFITS.

          (a) During the Employment Period, the Company agrees promptly to reimburse Executive, in accordance with the Company's policies, for all reasonable expenses paid or incurred by Executive in connection with the performance of Executive's duties for the Company hereunder upon presentation of evidence in form of receipts satisfactory to the Company substantiating claimed expenditures; provided, however that Executive must obtain the approval of the Chief Financial Officer of the Corporation prior to incurring expenses exceeding $25,000 in any one month.

          (b) During the Employment Period, Executive shall be entitled to 25 paid vacation days in each calendar year officers together with public holidays. Vacation shall be taken at such time or times as may be approved by the Board. Vacation entitlement in the year in which Executive's employment commences or terminates shall be proportionate to the period of service during such year and Executive shall be paid in lieu of any entitlement not taken at the date of termination, any payment in excess of vacation accrued due being deducted from the final payment of the Basic Salary.

          (c) During the Employment Period, Executive shall be entitled to participate in and enjoy the benefit of any pension scheme established by the Company for the benefit of its senior executive staff employees generally, upon such terms as may be therein provided. Participation in any such scheme shall also be subject to any Inland Revenue limits in force from time to time. There is currently no contracting-out certificate issued under Section 7 of the Pension Schemes Act 1993 in force in relation to Executive's employment.


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          (d) During the Employment, Executive shall also be entitled to participate in and enjoy the benefit of any private health insurance scheme and permanent health insurance scheme established by the Company for the benefit of its senior executive staff employees, upon such terms as may be therein provided. Until such time as the Company has established any such private health insurance scheme, the Company shall reimburse Executive on a monthly basis in respect of payments made by Executive for the provision of private health insurance for Executive.

          (e) During the Employment Period, Executive shall be entitled to receive a car allowance of One Thousand Pounds Sterling per month.

     6. TERMINATION. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period only as follows:

          (a) Automatically in the event of the death of Executive;

          (b) At the option of the Company, in the event of the Permanent Disability (as defined below) of Executive, by not less than 13 weeks' written notice to Executive or Executive's personal representative provided that the Company shall not do so unless it has procured payments of benefits under the Company permanent health insurance scheme referred to in Clause 5(d) above for the period of the Permanent Disability or until such benefit would, apart from such termination, have ceased to be payable had the employment continued. As used herein, and subject to applicable law, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder without a reasonable accommodation for a period of one hundred twenty (120) consecutive days, as certified by either Executive's attending physician or a licensed physician retained by the Company for the purposes of making such determination;

          (c) At the option of the Company, summarily by written notice to Executive so that Executive shall have no claim for damages or otherwise against the Company (but without prejudice to any other remedy or remedies which it may have against Executive) upon the occurrence of any one or more of the following events:

               (i) any action by Executive constituting malfeasance, fraud, embezzlement or dishonesty in the course of Executive's employment hereunder or any other action which seriously affects her ability to discharge her duties as President of the Company;

               (ii) any conviction of any criminal offence or guilty plea (other than an offence under road traffic legislation in the United Kingdom for which a penalty other than imprisonment is imposed);

               (iii) gross neglect or willful refusal by Executive to perform Executive's duties hereunder for a period of ten (10) days following notice thereof by the Company;

               (iv) failure or refusal by Executive to comply with any valid and legal directive of the Board consistent with Executive's position hereunder;


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               (v) a breach by Executive of any material obligation under this
     Agreement, if such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof by the Company to Executive;

               (vi) any action or conduct of Executive which brings the reputation of the Company and/or any other company within the Group into serious question or disrepute;

               (vii) Executive becoming the subject of a bankruptcy order or an interim order under the Insolvency Act 1986 or under the Company Director's Disqualification Act 1986; or

               (viii) Executive becoming a patient for the purposes of Part VII of the Mental Health Act 1983.

          (d) At the option of Executive, by written notice to the Company at any time upon the occurrence of any of the following events unless, in the case of subsections (i) or (ii) the event occurs with Executive's express prior written consent:

               (i) the Company's assignment to Executive of any duties, responsibilities or status with the Company that, when compared to Executive's duties, responsibilities and status with the Company immediately prior thereto, are degrading to Executive or inconsistent with Executive's qualifications;

               (ii) Executive's relocation other than in accordance with Section 2(c) of this Agreement ;

               (iii) within one hundred twenty (120) days after the occurrence of a material breach of any material obligation under this Agreement by the Company if such breach is not curable or, if curable, is not cured within ninety (90) days after written notice thereof by Executive to the Company; or

               (iv) within thirty (30) days if the Company shall have failed to pay Executive the Base Salary in accordance with Section 3 and such failure shall not have been cured within thirty (30) days of such failure.

          (e) The Company may terminate this Agreement at any time without cause, subject to the Company's obligations under Section 7(c).

     7. SEVERANCE COMPENSATION UPON TERMINATION.

          (a) In the event of the Company's termination of Executive's employment hereunder prior to the expiration of the Employment Period for any reason, the Company shall have no liability or obligation to Executive other than as specifically set forth in this Section 7.

          (b) Upon the termination by the Company of Executive's employment hereunder pursuant to Section 6(a), 6(b), or 6(c), or the termination by Executive of Executive's employment hereunder for any reason other than as set forth in Section 6(d) or by expiry of the Employment Period, Executive shall not be entitled to severance


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compensation; provided, however, Executive (or Executive's heirs or legal representatives) shall be entitled to receive any and all other benefits to which Executive shall be entitled pursuant to the terms of any employee benefit plans or other agreements of the Company in which Executive is a participant or to which Executive is a party.

          (c) Upon the termination of Executive's employment hereunder either by the Company for any reason other than by expiry of the Employment Period or pursuant to Sections 6(a), 6(b) or 6(c), including, without limitation, pursuant to Section 6(e), or by Executive pursuant to Section 6(d), then the following shall apply as severance compensation in lieu of any further salary payments to Executive and the continuation of any Company paid benefits for periods subsequent to the date of the termination of Executive's employment (the "Date of Termination") up to the end of the Employment Period:

               (i) Executive shall be entitled to receive a lump sum severance payment equivalent to one and one half times Executive's annual Base Salary in effect on the Date of Termination;

               (ii) Executive shall receive any accrued and unpaid vacation pay or other benefits to which Executive has become entitled prior to the Date of Termination; and

               (iii) Executive shall receive any accrued and unpaid Bonus to which Executive has become entitled to prior to the Date of Termination.

               (iv) all of Executive's stock options with respect to the stock referred to in Clause 4 shall became immediately and fully exercisable and shall continue to be exercisable pursuant to their terms and the terms of applicable stock option plan.

          (d) For the avoidance of doubt, if Executive is paid the severance compensation provided for in this Section 7, she shall not be entitled to any additional payment in respect of vacation which would otherwise have accrued during the remaining period of the Employment Period.


          (e) The severance compensation provided for in this Section 7 shall be paid in a lump sum eight (8) days after Executive signs and returns to the Company (i) a Confidential Severance Agreement in the form of Exhibit "A" hereto ("Severance Agreement"). In consideration of the payments provided for in this Agreement, Executive expressly waives any rights under any formal or informal, written or unwritten, severance policy, severance program or severance plan that would otherwise provide benefits or payments to Executive because of Executive's termination of employment with the Company and Executive agrees to accept the severance compensation provided for in this Section 7 in full and final settlement of any claim which she might otherwise have against the Company or the Corporation in relation to her employment including any claim for unfair dismissal and including any claim in relation to stock or stock option rights or benefits (save any right of acceleration of exercise of an option pursuant to the relevant stock option plan or agreement). Executive understands that all payments made by the


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Company under this Agreement may be subject to deductions in respect of income tax and national insurance contributions.

          (f) Upon the termination of Executive's employment hereunder for any reason, Executive shall immediately surrender to the Company all notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information (as defined in Section 8 hereof), it being distinctly understood that all such writings, physical forms of expression and other things are exclusive property of the Company. Executive shall also, upon the request of the Company, immediately resign from any offices or appointments held by her in or on behalf of the Company and any other companies within the Group.

     8. CONFIDENTIAL INFORMATION.

          (a) Executive recognizes and acknowledges that during the course of Executive's employment with the Company, Executive shall have access to Confidential Information. "Confidential Information" means all information or material not publicly known about the Company or relating to any of its respective products, services or any phase of its operations, business or financial affairs which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) is owned by the Company or in which the Company has an interest (including information conceived, originated, discovered or developed in whole or in part by Executive); and (iii) is either (A) marked "Confidential Information," "Proprietary Information" or other similar marking, (B) known by Executive to be considered confidential and proprietary by the Company, or (C) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections and employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats and/or has an obligation to treat as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Confidential Information shall not include any information which is or becomes (i) generally available to the public other than as a result of disclosure in violation of this Agreement, or
(ii) generally known in the industry in which the Company is or may become involved other than as a result of disclosure in violation of this Agreement. (The term "Company," as used in this Section 8, means not only InternetStudios.com U.K. Limited, but also any other company within the Group and any partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with the Corporation.)


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          (b) Both during the Employment Period and at all times thereafter, all
Confidential Information which Executive may now possess, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period will be held confidential by Executive, and Executive will not (nor will Executive assist any other person to do so), directly or indirectly, (i) reveal, report, publish or disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out Executive's duties hereunder or as expressly authorized by the Company), (ii) render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of Executive, or (iii) use such Confidential Information except for the benefit of the Company and in the course of Executive's employment with the Company; provided, however that the foregoing will not apply to the extent Executive is required to disclose any Confidential Information by applicable law or legal process so long as Executive promptly notifies the Company of such pending disclosure and consults with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.

          (c) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information made or compiled by Executive or made available to Executive during or after the Employment Period shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 8 and shall be delivered to the Company at any time on request and in any event upon the termination of Executive's employment with the Company for any reason.

     9. COVENANT AGAINST COMPETITION; NON-SOLICITATION. Executive covenants and agrees that:

          (a) During the Non-Compete Period (as hereinafter defined), Executive shall not, directly or indirectly, in any Geographic Area (as hereinafter defined): (i) engage for Executive's own account in any business directly or indirectly competitive with the Company Business (as hereinafter defined) in which Executive was materially engaged during the Prior Period; (ii) render any services in any capacity to any person or entity (other than the Company or its Affiliates) engaged in any business directly or indirectly competitive with the Company Business in which Executive was materially engaged during the Prior Period; or (iii) acquire an interest in any person or entity engaged in any business directly or indirectly competitive with the Company Business (other than the Company) in which Executive was materially engaged during the Prior Period as a partner, shareholder, director, officer, employee, principal, manager, member, agent, trustee, consultant or in any other relationship or capacity; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Executive (A) is not a controlling person of, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity

          (b) During the Non-Compete Period, Executive shall not, without the prior written consent of the Company, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any person, firm or corporation, directly or


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indirectly, in competition with the Company Business in which Executive was materially engaged during the Prior Period and/or in competition with any of the businesses of Affiliates (carried on at the time of the violation of Section 9 or, if earlier, at the date on which Executive's employment terminates) in which Executive was materially engaged during the Prior Period knowingly solicit or encourage any Key Employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, or solicit or otherwise deal with any customer, client or account of the Company or of any of its Affiliates with whom or which Executive was personally concerned during the Prior Period.

          (c) During any portion of the Non-Compete Period during which Executive is not employed by the Company, Executive shall not, in any Geographic Area, directly or indirectly, in competition with the Company Business in which Executive was materially engaged during the Prior Period knowingly solicit or encourage any customer or client of the Company to engage the services of Executive or any person or entity (other than the Company) in which Executive is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity.

          (d) If any provision of Sections 8 or 9 (the "Restrictive Covenants") are held to be unenforceable because of the scope, duration, area of its applicability or otherwise, it is the intention of the parties that the court making such determination shall modify such scope, duration or area, or all of them, and/or delete some part of the relevant restriction and that such provision shall then be applicable in such modified form.

          (e) As used herein:

               (i) "Affiliate" shall mean any entity directly or indirectly controlling, controlled by, or under common control with the Corporation and any entity in which the Corporation is a general partner, member, manager or holder of greater than a 10% common equity, partnership or membership. interest in which the Executive held office or carried out duties during the Prior Period.

               (ii) "Company Business" shall mean the business of the Company at the time a violation of this Section 9 is alleged to occur or, if such alleged occurrence is after Executive's employment is terminated, the business of the Company at the time such employment terminates.

               (iii)"Geographic Area" shall mean the world.

               (iv) "Key Employee" shall mean any person whose names are provided to the Executive on or around the termination date being an employee who reported to Executive or to an employee of the Company or a company within the Group in which Executive held office or carried out duties during the Prior Period to whom Executive reported or who was in direct regular contact with Executive during the Employment Period provided and to the extent that such persons were in possession of Confidential Information or were able to influence the customers, clients, agents, suppliers or distributors of the Company or such other company within the Group.


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               (v) "Non-Compete Period" shall mean the period during which
     Executive is employed by the Company and for an additional period of one year following the termination of Executive's employment with the Company.

               (vi) "Prior Period" shall mean the period of 12 months prior to the time a violation of this Section 9 is alleged to occur or, if such alleged occurrence is after Executive's employment terminates, the period of 12 months prior to the termination of Executive's employment.

     10. ENFORCEMENT BY INJUNCTION. Since the Company will be irreparably damaged if the provisions of Sections 8 or 9 are not specifically enforced, the Company shall be entitled to (i) an injunction or any other appropriate decree of specific performance restraining any violation or non-fulfillment of Executive's covenants under Sections 8 or 9, (ii) damages in an amount equal to all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive (or any associated party deriving such benefits) as a result of any such breach of Executive's covenants under Sections 8 or 9, and (iii) indemnification against any other losses, damages, costs and expenses, including actual legal fees and court costs, which may be incurred by the Company and which result from or arise out of any such breach of Executive's covenants under Sections 8 or 9. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of Sections 8 or 9 by Executive.

     11. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL
RIGHTS.

          (a) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive's employment, or otherwise.

     12. INTELLECTUAL PROPERTY

          (a) Executive shall promptly communicate to the Company all Own Property (as hereinafter defined) (whether or not capable of protection by any Intellectual Property Right (as hereinafter defined)).

          (b) Executive agrees that all right, title and interest to Own Property (including all rights in connection with it which arise whether before or after the Employment terminates) throughout the world EXCEPT any such Property which by virtue of the Patents Act 1977 (as amended) belongs to Executive shall, without payment, belong to the Company absolutely.

          (c) When instructing any person, firm or company to carry out work (including the supply of goods and/or services) for the Company or any company within the Group or in connection with the Company's business or the business of any other company within the Group Executive shall ensure that such person, firm or company first assigns to the Company or such other company within the Group all future Intellectual


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Property Rights in any Property (as hereinafter defined) which they conceive, create, devise, produce, discover or formulate in the course of carrying out the work which they are instructed to perform.

          (d) Executive shall, during her employment with the Company and thereafter at the direction and expense of the Company, apply for and do all acts and things necessary to obtain and maintain any Intellectual Property Right that may subsist in any Own Property which by virtue of this Clause or any statute affecting Property belongs to the Company or other company within the Group in any part of the world as the Company may require and shall vest all such Intellectual Property Rights in the Company or as the Company may direct.

          (e) Executive hereby irrevocably waives all moral rights arising under the Copyright, Designs and Patents Act 1988 in any copyright work written or created by him in the course of the Employment and all moral rights in all other countries in which copyright (including future copyright) in any work subsists or may subsist except to the extent that Executive shall exercise such moral rights at the Company's request provided that the Company shall pay the Executive's expenses in so doing.

          (f) As used herein:

               (i) "Intellectual Property Rights" shall mean any right conferred by English law in respect of any patent, registered design, design right, copyright, trade mark, plant breeder's right and semi-conductor product right together with any analogous right conferred by the law of any country other than England;

               (ii) "Own Property" shall mean Property which at any time during the subsistence of the Employment Executive alone or jointly with one or more others might conceive, create, devise, produce, discover or formulate either during working hours or in the normal course of her duties or in the course of duties falling outside his normal duties but specifically assigned to her or with the Company's materials and/or facilities which relate to the Company's business or in which the Company is interested;

               (iii) "Property" shall mean any idea, invention, modification, improvement, process, formula, material, knowhow, design, model, prototype, mark, sketch, drawing, plan or other matter.

     13. INCAPACITY

          (a) Executive shall, subject to complying with the Company's rules governing notification and evidence of absence by reason of Incapacity (where "Incapacity" means sickness or injury rendering Executive incapable of performing services in accordance with the provisions of this Agreement) for the time being in force, be entitled to payment of Basic Salary (but not, for the avoidance of doubt, to payment of the car allowance pursuant to Section 5(d) or to payment of any bonus) in respect of absence by reason of Incapacity for up to an aggregate of 30 days in any period of 12 consecutive months.


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          (b) During any period of Incapacity, Executive shall submit to medical examination at such time or times and by such registered medical practitioner as the Company may select and shall permit the disclosure of such medical examination to the Company provided that the Company shall meet any costs and/or expenses incurred by Executive in respect of any such examination.

     14. DISCIPLINE AND GRIEVANCE

          (a) If Executive shall have a grievance relating to her employment with the Company or is dissatisfied with any disciplinary decision relating to her she may apply to the Board and her application will be dealt with by the Board at a meeting at which Executive shall be entitled to be present.

          (b) There are no disciplinary rules applicable to Executive other than those set out in this Agreement.

          (c) The Company may at any time, by written notice given by the Board, suspend Executive for the purpose of investigating any misconduct or neglect alleged against Executive for such period as may reasonably be required (but not exceeding one month) and during any such period Executive shall not, except with the consent in writing of the Board, attend at any premises of the Company or of any other company within the Group or contact any employee of the Company or any other company within the Group or any customer or supplier of the Company or any other company within the Group.

     15. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

     16. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile, addressed to the parties at the addresses set forth below their signatures hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).

     17. LEGAL FEES. In the event that any legal action is required to enforce Executive's rights under this Agreement, Executive, if the prevailing party, shall be entitled to recover from the Company any expenses for legal' fees and disbursements reasonably incurred by Executive.

     18. GUARANTEE. In consideration of Executive entering into this Agreement, the Corporation hereby undertakes, agrees and covenants with the Executive that it will procure that the Company will in all respects observe, perform and comply with the obligations as employer under this Agreement and agrees to indemnify the Executive against all loss, damage, costs and expenses suffered or arising as a result of any failure by the Company to observe, perform or comply with its obligations.

     19. MISCELLANEOUS.

          (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto.

          (b) No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions.

          (c) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

          (d) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

          (e) This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

          (f) This Agreement shall be governed by and construed in accordance with the laws of England and Wales and, for the benefit of the Company and the Corporation, Executive hereby submits to the exclusive jurisdiction of the courts of England and Wales. Executive hereby agrees that service upon Executive at 58 Clancarty Road, London, of any proceedings relating to this Agreement or to any document entered into pursuant hereto shall constitute good service upon Executive.

          (g) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


SIGNED by                          )
          ----------------------
for and on behalf of               )
INTERNETSTUDIOS.COM, U.K. LTD      )
in the presence of:                )

SIGNED by                          )
          ----------------------
for and on behalf of               )
INTERNETSTUDIOS.COM, INC,          )
in the presence of:                )

SIGNED by ALINE PERRY              )
          -----------
in the presence of:                )

                                                                   Exhibit 10.25

                                   EXHIBIT "A"

                        CONFIDENTIAL SEVERANCE AGREEMENT

     This CONFIDENTIAL SEVERANCE AGREEMENT ("Agreement") is made in England by and between _____________ ("Executive"), INTERNETSTUDIOS.COM U.K. LIMITED, a company of 167 Wardour registered in England with registered number 3929288 (the "Company") and INTERNETSTUDIOS.COM, INC., a Nevada corporation (the "Corporation").

                                    RECITALS

A.   Executive has been employed by the Company.

B. The Company, the Corporation and Executive are parties to that certain Service Agreement, dated ___________, 2000(the "Service Agreement"). Executive's employment with the Company has been terminated under circumstances which entitle Executive to receive certain severance compensation pursuant to Section 7 of the Service Agreement (the "Severance Compensation").

C. Pursuant to Section 7(e) of the Service Agreement, payment of the Severance Compensation is conditioned upon the execution of this Agreement by Executive.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

     1. TERMINATION OF EMPLOYMENT. Executive's employment with the Company is terminated effective end of day, ________________. The parties acknowledge and agree that Executive shall not be an employee of the Company after this date, notwithstanding Executive's continued receipt of certain sums as described in the Service Agreement.

     2. WAIVER AND RELEASE OF CLAIMS. In consideration of the payment of the Severance Compensation, Executive waives and releases all of Executive's existing rights to, any relief of any kind from the Company, the Corporation, their affiliates, subsidiaries, parent corporations, divisions, directors, officers, shareholders, employees, agents, attorneys, successors, and assigns (collectively, the "Employer"), including, without limitation, all claims, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature, whether known or unknown, past or present, suspected or unsuspected, including, without limitation, those that arise out of or that relate to:
Executive's employment with the Company; the termination of Executive's employment with the Company; all statements or actions of the Employer; and, other than claims with respect to the Severance Compensation, all claims for wages, stock, stock options, or other rights with respect to equity securities of the Company, severance pay, compensation, legal fees, liquidated damages, punitive damages, costs, expense reimbursements, and disbursements (collectively "Claims").

     3. MUTUAL CONFIDENTIALITY.

          a. GENERAL STANDARD. The parties intend that the terms and conditions upon which this matter has been settled, including the provisions of this Agreement ("Confidential Information"), will be forever treated as confidential. Executive and the Company will not disclose Confidential Information to any person or entity at any time, except as provided herein.

          b. EXCEPTIONS.

          (1) It will not be a violation of this Agreement for Executive to disclose Confidential Information to Executive's legal advisors , spouse, accountants, or tax planners, provided that if Executive discloses Confidential Information to any such person, Executive must simultaneously inform that person that the person must keep the information strictly confidential and that the person may not disclose the information to any other person without the advance written consent of Executive and the Company. Any disclosure of Confidential Information by any such person will be considered a disclosure by Executive.

          (2) It will not be a violation of this Agreement for the Company to disclose Confidential Information to its attorneys, auditors, insurers, accountants, tax planners, or its affiliates, divisions, directors, officers, shareholders, employees, representatives, other agents who have a legitimate reason to obtain Confidential Information in the course of performing their duties or responsibilities for the Company, others in connection with the Company's business, as required by law, and to the extent the Company deems such disclosure necessary or advisable in connection with it disclosures or reports or under applicable securities laws, other laws, and accounting principles.

          (3) It will not be a violation of this Agreement for a party to give truthful testimony in response to direct questions asked pursuant to an enforceable court order obtained after providing notice to the other party, which order pays due regard to the concerns for confidentiality expressed by the parties herein.

     4. NON-DISPARAGEMENT. Executive and the Company will not disparage, defame, or besmirch the reputation, character, image or services of the other or of the Company's affiliates, divisions, parent corporations, directors, officers, shareholders, employees or agents.

     5. CLAIMS INVOLVING THE COMPANY. Executive will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or any of its affiliates, divisions, parent corporations, directors, officers, shareholders, employees, agents, successors, or assigns, nor will Executive voluntarily aid, assist or cooperate with any such claims, or lawsuits; provided, however, that this paragraph will not be construed to prevent Executive from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

     6. TIME TO CONSIDER AGREEMENT. Executive understands that Executive may take twenty-one (21) calendar days to decide whether to sign this Agreement.

     7. EXPIRATION OF OFFER. The Company's offer to Executive that is reflected in this Agreement shall expire at 5:00 P.M. ON ____________, unless Executive executes the Agreement and the Company receives it prior to that time, or unless the Company revokes the offer prior to Executive's acceptance.

     8. FULL COMPENSATION. The payments made and the other consideration provided under the Service Agreement constitute full compensation for and extinguish all of Executive's Claims including, but not limited to, all Claims for legal fees, costs, and disbursements, and all Claims for any type of legal or equitable relief. Executive acknowledges that Executive has been paid all wages and other compensation to which he or she was or is entitled to.

     9. RETURN OF COMPANY PROPERTY. Executive agrees to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files, computer disks, and Executive agrees to remove from any personal computer all data files containing Company information and return to the Company.

     10. CONFIDENTIALITY AGREEMENT. Executive hereby reaffirms Executive's obligations and commitments contained in the Service Agreement and any Employment Agreement and Invention and Non-Disclosure Agreements that Executive executed.

     11. NO ADMISSION OF WRONGDOING. This Agreement does not constitute an admission that any person or entity violated any law, or that any person or entity engaged in any improper or unlawful conduct or wrongdoing. Executive will not characterize this Agreement or the payment of any money or other consideration in accord with the Service Agreement as an admission or indication that any person or entity engaged in any improper or unlawful conduct or wrongdoing.

     12. ACKNOWLEDGMENT OF UNDERSTANDING. Executive acknowledges that the Company has advised Executive to consult with Executive's legal advisors prior to executing this Agreement. Executive further acknowledges that Executive has had a full opportunity to consider this Agreement, that Executive has had a full opportunity to ask any questions that Executive may have concerning this Agreement, and that in deciding whether to sign this Agreement, Executive has not relied upon any statements made by the Company or its legal advisors, other than the statements made in this Agreement. Executive further acknowledges that Executive has read and understands the contents of this Agreement and that Executive executes this Agreement knowingly and voluntarily and with the opportunity to obtain independent legal advice of Executive's own choice.

     13. AUTHORITY. Executive represents and warrants that Executive has the authority to enter into this Agreement, and that Executive has not assigned any Claims to any person or entity.

     14. INVALIDITY. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and enforceable.

     15. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns.

     16. ENTIRE AGREEMENT. This Agreement and the Service Agreement represent the entire agreement of the parties with respect to their subject matters, and this Agreement and the Service Agreement supersede any agreement(s) previously entered into with respect to the subject matters hereof and thereof, except where expressly specified herein or therein. Neither party has made any representations, warranties, inducements or oral agreements except as expressly set forth herein and therein. The parties may not change, modify, or rescind this Agreement except in a writing, signed by both parties. Any attempt at oral modification of this Agreement shall be void and of no effect.

     17. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

     18. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     19. GOVERNING LAW. This Agreement will be construed in accord with, and any dispute or controversy arising from any breach of this Agreement will be governed by, the laws of England and Wales. [In the event of any judicial proceeding to enforce any provision of this Agreement, the prevailing party shall recover its reasonable legal fees, expenses, and cost of investigation.]



N WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.


DATED this ___________ day of, _____ 20[  ].     EXECUTIVE


                                                 -------------------------------

DATED this __________ day of, ______ 20[  ]

                                                 INTERNETSTUDIOS.COM, U.K. LTD


                                                 By:
                                                    ----------------------------
                                                 Its:
                                                     ---------------------------


DATED this __________ day of, ______ 20[  ]      INTERNETSTUDIOS.COM, INC.


                                                 By:
                                                    ----------------------------
                                                 Its:
                                                     ---------------------------